SAFEGUARD DELAWARE, INC.
SAFEGUARD SCIENTIFICS (DELAWARE), INC.
LOAN AGREEMENT
     This LOAN AGREEMENT is entered into as of November 17, 2006, by and between COMMERCE BANK, N.A. (“Bank”) and SAFEGUARD DELAWARE, INC. (“Safeguard Delaware”) and SAFEGUARD SCIENTIFICS (DELAWARE), INC. (“Safeguard Scientifics”; Safeguard Scientifics and Safeguard Delaware are sometimes referred to as “Borrower” or “Borrowers”). Each reference to Borrower or Borrowers shall include each of Safeguard Scientifics and Safeguard Delaware, jointly and severally.
RECITALS
     Borrowers wish to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrowers. This Agreement sets forth the terms on which Bank will advance credit to Borrowers, and Borrowers will repay the amounts owing to Bank.
AGREEMENT
     The parties agree as follows:
1.	DEFINITIONS AND CONSTRUCTION.
          1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:
               “Advance” or “Advances” means a cash advance or cash advances under the Revolving Facility.
               “Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.
               “Bank Expenses” means all: (a) reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents, (b) reasonable Collateral audit fees, and (c) Bank’s reasonable attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.
               “Borrower’s Books” means all of a Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.
               “Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the Commonwealth of Pennsylvania are authorized or required to close.

               “Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (b) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit, time deposits or Euro time deposits maturing no more than one (1) year from the date of investment therein, and (d) money market accounts.
               “Change in Control” means a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.
               “Charter Documents” means, as to each Borrower, its certificate of incorporation and bylaws.
               “Closing Date” means the date of this Agreement.
               “Code” means the Pennsylvania Uniform Commercial Code in effect from time to time.
               “Collateral” has the meaning given such term in Section 8.6(a) hereof.
               “Comerica Facility” means that certain line of credit extended by Comerica Bank to Borrowers on or about May 10, 2002 in the maximum principal amount of Fifty-Five Million Dollars ($55,000,000.00), as amended from time to time provided that any such amendment shall not effectuate an increase in the maximum principal amount of the Comerica Facility.
               “Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (a) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (b) any obligations with respect to undrawn letters of credit issued for the account of that Person; and (c) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

               “Credit Extension” means each Advance, Letter of Credit, Partner Guaranty or any other extension of credit by Bank for the benefit of Borrowers hereunder.
               “Daily Balance” means the amount of the Obligations owed at the end of a given day.
               “Debentures” means those certain Convertible Senior Debentures issued by Guarantor dated February 18, 2004 and February 20, 2004 in an aggregate principal amount of One Hundred Fifty Million Dollars ($150,000,000.00).
               “Event of Default” has the meaning assigned in Article 7.
               “GAAP” means generally accepted accounting principles as in effect from time to time.
               “Guarantor” means Safeguard Scientifics, Inc.
               “Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations. The definition of Indebtedness shall include, without limitation, all sums outstanding from time to time under the Comerica Facility.
               “Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
               “IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.
               “Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.
               “Loan Documents” means, collectively, this Agreement, any note or notes executed by a Borrower, and any other agreement entered into between a Borrower and Bank in connection with this Agreement, all as amended or extended from time to time.
               “Material Adverse Effect” means a material adverse effect on (a) the business operations or condition (financial or otherwise) of the Borrowers, taken as a whole or (b) the ability of a Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents.
               “Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by a Borrower pursuant to this Agreement or any other agreement (including, without limitation, any Partner Guaranty), whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an

Insolvency Proceeding and including any debt, liability, or obligation owing from a Borrower to others that Bank may have obtained by assignment or otherwise.
               “Partner Company” or “Partner Companies” means Persons in which a Borrower or Guarantor holds an equity interest.
               “Partner Guaranty” or “Partner Guaranties” means one or more guaranties or surety agreements by Borrower for the benefit of Bank.
               “Payment Advance Form” means a written borrowing request in form and content reasonably satisfactory to Bank.
               “Periodic Payments” means all installments or similar recurring payments that a Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.
               “Permitted Indebtedness” means:
               (a) Indebtedness of a Borrower in favor of Bank arising under this Agreement or any other Loan Document;
               (b) Indebtedness existing on the Closing Date and disclosed in the Schedule 1.1A hereto;
               (c) Guaranties in support of Partner Companies;
               (d) Indebtedness in the form of equipment leases or purchase money financing for equipment, provided the aggregate outstanding amount of such Indebtedness does not exceed $5,000,000;
               (e) Contingent Obligations in the form of hedging agreements entered into in the ordinary course of a Borrower’s business on terms reasonably acceptable to Bank;
               (f) Subordinated Debt; and
               (g) Extensions, refinancings, modifications, amendment and restatement of any item of Permitted Indebtedness described in clauses (a) through (f) above; provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower.
               “Permitted Liens” means the following:
               (a) Any Liens existing on the Closing Date and disclosed in the Schedule 1.1B hereto or arising under this Agreement or the other Loan Documents;
               (b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings;

               (c) Liens (i) upon or in any equipment acquired or held by a Borrower to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment;
               (d) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase; and
               (e) Carrier’s, warehousemen’s, mechanic’s, materialmen’s, repairmen’s or other like Liens imposed by law.
               “Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.
               “Prime Rate” means the variable rate of interest, per annum, most recently announced by Bank, as its “prime rate,” whether or not such announced rate is the lowest rate available from Bank.
               “Required Cash Balance” has the meaning given such term in Section 5.8 hereof.
               “Responsible Officer” means each of the individuals or officers of each of the Borrowers listed on Schedule 1.1C attached hereto (as the same may be modified from time to time).
               “Revolving Facility” means the facility under which a Borrower may request Bank to make Advances, as specified in Section 2.1 hereof.
               “Revolving Line” means aggregate Credit Extensions of up to Twenty Million Dollars ($20,000,000.00).
               “Revolving Maturity Date” means the day before the first anniversary of the Closing Date.
               “Shares” means shares of stock of the Partner Companies.
               “Subordinated Debt” means any debt incurred by a Borrower that is subordinated to the debt owing by a Borrower to Bank on terms reasonably acceptable to Bank (and identified as being such by a Borrower and Bank).
               “Subsidiary” means any corporation or partnership in which (a) any general partnership interest or (b) more than 50% of the stock of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by a Borrower, either directly or through an Affiliate.

          1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms “financial statements” shall include the notes and schedules thereto.
2.	LOAN AND TERMS OF PAYMENT.
          2.1 Credit Extensions. Borrowers promise to pay to the order of Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to each Borrower and/or Borrowers hereunder. Borrowers shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.
               (a) Revolving Advances.
                    (i) Subject to and upon the terms and conditions of this Agreement, Borrowers may request Advances at any time before the Revolving Maturity Date in an aggregate outstanding amount not to exceed the Revolving Line minus the face amount of outstanding Letters of Credit and minus the face amount of outstanding Partner Guaranties. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section shall be immediately due and payable. Borrowers may prepay any Advances without penalty or premium. If at any time the aggregate outstanding Advances made under this Section exceed the Revolving Line minus the face amount of outstanding Letters of Credit and minus the face amount of outstanding Partner Guaranties, Borrowers shall immediately pay Bank the excess in cash. Prior to the Revolving Maturity Date, Borrowers shall secure in cash all obligations under any outstanding Partner Guaranties on terms acceptable to Bank which cash collateral shall be held by Bank until such time as such Partner Guaranties are terminated by Bank.
                    (ii) Whenever Borrowers desire an Advance, Borrowers will send to Bank by facsimile transmission or e-mail (via pdf) no later than 3:00 p.m. (Philadelphia time), on the Business Day that the Advance is to be made a Payment/Advance Form, together with a statement in form and substance acceptable to Bank setting forth each Borrower’s equity interest in each Partner Company. Bank is authorized to make Advances under this Agreement, based upon a Payment Advance Form executed by a Responsible Officer, or without a Payment Advance Form if, in Bank’s discretion, such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any Payment Advance Form which Bank reasonably believes to be executed by a Responsible Officer or a designee thereof, and Borrowers shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section to a Borrower’s deposit account, as directed by the Borrower requesting the Advance.
                    (iii) Revolving Advances may be used for working capital and for other general corporate purposes.
               (b) Letters of Credit.
                    (i) Subject to the terms and conditions of this Agreement, Bank agrees to issue or cause to be issued letters of credit for the account of Borrower (each, a “Letter of

Credit” and collectively, the “Letters of Credit”) in an aggregate outstanding face amount not to exceed the Revolving Line minus the face amount of all Partner Guaranties and minus the aggregate amount of the outstanding Advances at anytime, provided that the aggregate face amount of all outstanding Letters of Credit shall not exceed Ten Million Dollars ($10,000,000.00). All Letters of Credit shall be, in form and substance, acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s form of standard application and letter of credit agreement (the “Application”), which Borrower hereby agrees to execute, including Bank’s standard fee equal to 1.0% per annum of the face amount of each Letter of Credit. Prior to the Revolving Maturity Date, Borrower shall secure in cash all obligations under any outstanding Letters of Credit on terms acceptable to Bank which cash collateral shall be held until such time as all such Letters of Credit have expired, have terminated or have been paid by Bank and reimbursed by Borrowers.
                    (ii) The obligation of Borrower to reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, the Application, and such Letters of Credit, under all circumstances whatsoever. Borrower shall indemnify, defend, protect, and hold Bank harmless from any loss, cost, expense or liability, including, without limitation, reasonable attorneys’ fees, arising out of or in connection with any Letters of Credit, except for expenses caused by Bank’s gross negligence or willful misconduct.
                    (iii) Borrower shall use the Letters of Credit to support the business operations of Borrower and its Affiliates and obligations of the Partner Companies.
          2.2 Interest Rates, Payments. and Calculations.
               (a) Interest Rates. Except as set forth in Section 2.2(b), the Advances shall bear interest on the outstanding daily balance thereof, at a rate equal to the Prime Rate.
               (b) Late Fee; Default Rate. If any payment is not made within ten (10) calendar days after the date such payment is due, Borrowers shall pay Bank a late fee equal to the lesser of (i) five percent (5%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to three (3) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.
               (c) Payments. Interest hereunder shall be due and payable on the first calendar day of each month during the term hereof. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of a Borrower’s deposit accounts or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. The entire outstanding principal balance of all Credit Extensions, all accrued and unpaid interest thereon and all fees, costs and expenses in connection therewith shall be due and payable in full on the Revolving Maturity Date.
               (d) Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed. All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that Bank will receive the entire amount of any Obligations payable hereunder, regardless of source of payment.
          2.3 Crediting Payments. Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrowers specify. After the occurrence and during the continuance of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 3:00 p.m. (Philadelphia time) shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.
          2.4 Fees. Borrowers shall pay to Bank the following:
               (a) Facility Fee. A facility fee equal to 0.125% of the difference between the Revolving Line and the average Daily Balance for each quarter, which fee shall be due and payable in arrears on the first day of the first month following the applicable calendar quarter, provided Bank waives such fee for each quarter in which Borrowers, collectively, maintain an average daily balance of at least $5,000,000 in deposit accounts with Bank; and
               (b) Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date, including reasonable attorneys’ fees and expenses and, after the Closing Date, all Bank Expenses, including reasonable attorneys’ fees and expenses, as and when they become due.
          2.5 Additional Costs. In case any law, regulation, treaty or official directive or the interpretation or application thereof by any court or any governmental authority charged with the administration thereof or the compliance with any guideline or request of any central bank or other governmental authority (whether or not having the force of law):
               (a) subjects Bank to any tax with respect to payments of principal or interest or any other amounts payable hereunder by a Borrower or otherwise with respect to the transactions contemplated hereby (except for taxes on the overall net income of Bank imposed by the United States of America or any political subdivision thereof);
               (b) imposes, modifies or deems applicable any deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, Bank; or
               (c) imposes upon Bank any other condition with respect to its performance under this Agreement,

and the result of any of the foregoing is to increase the cost to Bank, reduce the income receivable by Bank or impose any expense upon Bank with respect to the Obligations, Bank shall notify Borrowers thereof. Borrowers agree to pay to Bank the amount of such increase in cost, reduction in income or additional expense as and when such cost, reduction or expense is incurred or determined, upon presentation by Bank of a statement of the amount and setting forth Bank’s calculation thereof, all in reasonable detail, which statement shall be deemed true and correct absent manifest error.
          2.6 Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for so long as any Obligations are outstanding or Bank has any written agreement to extend any Obligations. Borrowers may terminate this Agreement at any time upon written notice to Bank and satisfaction of all outstanding Obligations. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.
3.	CONDITIONS OF CREDIT EXTENSIONS.
          3.1 Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:
               (a) this Agreement executed by Borrowers;
               (b) a certificate of a Responsible Officer of each Borrower and Guarantor with respect to incumbency of their respective officers, true and correct copies of their respective Charter Documents and resolutions authorizing the execution and delivery of this Agreement;
               (c) a guaranty of the Guarantor;
               (d) a copy of the Certificate of Incorporation of each Borrower and Guarantor, certified by the Secretary of State of Delaware;
               (e) a good standing certificate for each Borrower and Guarantor, issued by the Secretary of State of Delaware;
               (f) an opinion of counsel to Borrowers and Guarantor;
               (g) payment of the fees and Bank Expenses then due specified in Section 2.4 hereof;
               (h) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate;
               (i) a tax lien certificate with respect to Guarantor issued by the Pennsylvania Department of Revenue indicating that no taxes are currently due and payable.
          3.2 Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

               (a) timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1; and
               (b) the representations and warranties contained in Section 4 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension. The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension that the facts referred to in this Section 3.2 are accurate.
          3.3 Additional Condition Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension is subject to the condition precedent that the balance of Borrower’s cash and Cash Equivalents be such that Borrowers will be in compliance with Section 5.8 hereof both before and after the making of the requested Credit Extension.
4.	REPRESENTATIONS AND WARRANTIES.
     Each Borrower represents and warrants as follows:
          4.1 Due Organization and Qualification. Borrower is a corporation duly existing under the laws of Delaware and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified except where the failure to be so qualified or licensed could not reasonably be expected to have a Material Adverse Effect.
          4.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in any Charter Document, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound, which default could have a Material Adverse Effect.
          4.3 No Prior Encumbrances. Borrower has good and marketable title to its property, free and clear of Liens, except for Permitted Liens.
          4.4 Charter Documents. Except for amendments permitted hereby, each Charter Document is in full force and effect in the form presented to Bank as of the Closing Date. No Borrower is in violation of its Charter Documents.
          4.5 Name; Location of Chief Executive Office. Except as disclosed on Schedule 4.5 hereto, Borrower has not done business under any name other than that specified on the signature page hereof. The chief executive office of Borrower is located at the address indicated in Section 9 hereof.
          4.6 Litigation. Except as set forth on Schedule 4.6 hereto, there are no actions or proceedings pending by or against Borrower before any court or administrative agency in which an adverse decision could have a Material Adverse Effect.

          4.7 No Material Adverse Change in Financial Statements. All consolidated financial statements related to Borrower that Bank has received fairly present in all material respects Borrower’s consolidated financial condition as of the date thereof and Borrower’s consolidated results of operations for the period then ended. There has not been a material adverse change in the consolidated financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.
          4.8 Solvency, Payment of Debts. Borrower is solvent and able to pay its debts (including trade debts) as they mature.
          4.9 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended. Borrower is not engaged principally in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has not violated any statutes, laws, ordinances or rules applicable to it, violation of which could have a Material Adverse Effect.
          4.10 Environmental Condition. Except as disclosed in Schedule 4.10 hereto, none of Borrower’s properties or assets has ever been used by Borrower or, to the best of Borrower’s knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of Borrower’s knowledge, none of Borrower’s properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower; and Borrower has not received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by Borrower resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.
          4.11 Taxes. Borrower has filed or caused to be filed all tax returns required to be tiled, and has paid, or has made adequate provision for the payment of, all taxes reflected therein.
          4.12 Government Consents. Borrower has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, the failure to obtain which could have a Material Adverse Effect.
          4.13 Enforceability. The Loan Documents have been duly executed by Borrower and delivered to Bank and constitute legal, valid and binding obligations of Borrower, enforceable in accordance with their terms, except as enforceability may be limited by any bankruptcy, insolvency, reorganization, moratorium or other laws or equitable principles affecting creditors’ rights generally.
          4.14 Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading in light of the circumstances in which they were made.
5.	AFFIRMATIVE COVENANTS.
     Each Borrower covenants and agrees that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make a Credit Extension hereunder, Borrower shall do all of the following:
          5.1 Good Standing. Borrower shall maintain its corporate existence in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify could have a Material Adverse Effect. Borrower shall maintain in force all licenses, approvals and agreements, the loss of which could have a Material Adverse Effect.
          5.2 Government Compliance. Borrower shall comply with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could have a Material Adverse Effect.
          5.3 Financial Statements, Reports, Certificates. Borrower shall deliver to Bank:
               (a) as soon as available, but in any event within forty five (45) days after the last day of each fiscal quarter ending March 31, June 30 and September 30, (i) Guarantor’s report on Form 10-Q filed or required to be filed with the Securities and Exchange Commission, (ii) Guarantor-prepared consolidating financial statements of Guarantor and its Subsidiaries prepared in accordance with GAAP, consistently applied, and (iii) a Compliance Certificate in substantially the form of Exhibit “A” attached hereto;
               (b) as soon as available, but in any event by March 31 after the end of each Borrower’s fiscal year, (i) Guarantor’s report on Form 10-K filed or required to be filed with the Securities and Exchange Commission, (ii) Guarantor-prepared consolidating financial statements of Guarantor and Borrowers prepared in accordance with GAAP, consistently applied, and (iii) a Compliance Certificate in substantially the form of Exhibit “A” attached hereto;
               (c) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower that is reasonably likely to result in damages or costs to Borrower of One Million Dollars ($1,000,000) or more; and
               (d) such other financial information as Bank may reasonably request from time to time, including financial information on Partner Companies.
          5.4 Charter Documents. Borrower shall cause the Charter Documents to remain in full force and effect in the form presented to Bank on the Closing Date.
          5.5 Taxes. Borrower shall make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that Borrower has made such payments or deposits; provided that

Borrower need not make any payment it the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.
          5.6 Insurance. Borrower shall maintain insurance relating to Borrower’s business in amounts and of a type that are customary to businesses similar to Borrower’s business. All such policies of insurance shall be in such form, with such companies and in such amounts as may be reasonably satisfactory to Bank.
          5.7 Unrestricted Cash. The sum of (a) the amount that Borrowers maintain in unrestricted deposit accounts maintained by Bank or in certificates of deposit issued by Bank, plus (b) unrestricted cash and Cash Equivalents on their balance sheets (exclusive of amounts counted in (a)) shall at all times during the term of this Agreement be at least Twenty Million Dollars ($20,000,000).
          5.8 Depository Balances. At all times, Borrowers collectively shall maintain in deposit accounts maintained by Bank and over which Bank shall have sole dominion and control, or in certificates of deposit issued by Bank in which Bank has a first priority perfected security interest and over which Bank shall have sole dominion and control, or in securities accounts maintained with Bank or an affiliate of Bank under securities account control agreements acceptable to Bank, a balance (the “Required Cash Balance”) of cash and Cash Equivalents that is at least equal to one hundred percent (100%) of the balance of the outstanding Advances, outstanding Letters of Credit, and outstanding obligations that are subject to, or covered by, any Partner Guaranties (the “Guaranteed Obligations”), provided that for the purpose of calculating the Required Cash Balance, the amount of the Guaranteed Obligations shall be the amounts actually outstanding, and not the commitment amount under the loan agreement or other document or instrument under which such Guaranteed Obligations are incurred. Borrowers shall at all times maintain depository accounts with Bank. Each Borrower authorizes Bank to decline to honor any checks, drafts or other items of payment or directions to wire or otherwise transfer funds from Bank, and agrees that any securities accounts maintained in connection with this Section 5.8 will be subject to Bank’s right to direct the securities intermediary not to honor payment or transfer instructions if and to the extent that, after giving effect to the payment of any such item or transfer of such funds or assets, Borrowers would not be in compliance with this Section 5.8. Borrowers acknowledge that Bank may, similarly, decline to make any Credit Extensions in respect of any facilities covered by a Partner Guaranty if, after giving effect to such Credit Extension, Borrowers would not be in compliance with this Section 5.8.
          5.9 Notification. Borrowers shall immediately notify Bank of any default or failure by Guarantor to perform any material obligation under the Debentures.
          5.10 Cash Balance Report. If the depository balances maintained pursuant to Section 5.8 at any time are less than two times the outstanding balance of the Credit Extensions, Borrower thereafter shall deliver to Bank within ten (10) days of the last day of each month a cash balance report in form and substance reasonably acceptable to Bank.
6.	NEGATIVE COVENANTS.

     Each Borrower covenants and agrees that, until payment in full of the outstanding Obligations or for so long as Bank may have any commitment to make any Credit Extensions, such Borrower will not do any of the following without the prior consent of Bank:
          6.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”) all or any part of its business or property, other than Transfers of securities, including debt and equity securities and partnership interests, in the ordinary course of Borrowers’ businesses.
          6.2 Change in Business; Change in Control or Executive Office. Engage in any business other than the businesses currently engaged in by Borrowers and any business substantially similar or related thereto (or incidental thereto); suffer a Change in Control; or change its state of incorporation; or, except upon thirty (30) days prior written notification to Bank, relocate its chief executive office.
          6.3 Mergers or Acquisitions. Merge or consolidate with or into any other business organization, or acquire all or substantially all of the capital stock or property of another Person other than Partner Companies. Notwithstanding the foregoing, this Section 6.3 shall not apply to (a) transactions in which all outstanding Obligations are satisfied in full concurrent with the closing of that transaction, and any commitment by Bank to make any additional Credit Extensions is terminated, and (b) acquisition of holdings in Partner Companies made in the ordinary course of Borrowers’ businesses.
          6.4 Impairment Charges. Impairment charges relating to Partner Companies on a cumulative basis during the term of this Agreement shall not exceed Fifty Million Dollars ($50,000,000.00).
          6.5 Indebtedness. Create, incur, assume or be or remain liable with respect to any Indebtedness other than Permitted Indebtedness.
          6.6 Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to any of its property, or assign or otherwise convey any right to receive income other than Permitted Liens.
          6.7 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock except that Borrower may pay dividends in accordance with its Charter Documents in the ordinary course of Borrower’s business as long as an Event of Default does not exist prior to such dividends or would not exist after giving effect to such dividends.
          6.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business or as disclosed in Guarantor’s Annual Report on Form 10k and related proxy statement, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.
          6.9 Subordinated Debt. Make any payment in respect of any Subordinated Debt if an Event of Default exists at the time of such proposed payment or would exist after giving effect thereto.

          6.10 Compliance. Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, the business of extending credit for the purpose of purchasing or carrying margin stock; or fail to comply with, or violate any, law or regulation, which failure or violation could have a Material Adverse Effect.
7.	EVENTS OF DEFAULT.
     Any one or more of the following events shall constitute an Event of Default under this Agreement:
          7.1 Payment Default. If a Borrower fails to pay, within five (5) Business Days of the date due, any of the non-principal or non-interest Obligations hereunder, or fails to pay, when due, any of the principal or interest Obligations hereunder;
          7.2 Covenant Default. (a) If a Borrower fails to perform any obligation under Article 5 (other than in Section 5.8) or violates any of the covenants contained in Article 6 of this Agreement, or fails or neglects to perform, keep, or observe any other term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between a Borrower and Bank and as to any default under such other term provision, condition, covenant or agreement that can be cured, has failed to cure such default within twenty (20) days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof or (b) if a Borrower fails to perform any obligation contained in Section 5.8.
          7.3 Borrower Composition. If a Borrower is dissolved or any action is taken to effect such dissolution, or if a Change in Control occurs, or if a Borrower’s or Guarantor’s existence is otherwise terminated or any action is taken to effect such termination;
          7.4 Material Adverse Effect. If any circumstance occurs that could reasonably be expected to have a Material Adverse Effect;
          7.5 Attachment. If any portion of a Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if a Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of a Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of a Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after a Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by a Borrower (provided that no Credit Extensions will be required to be made during such cure period);
          7.6 Insolvency or Bankruptcy. If a Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by a Borrower, or if an Insolvency Proceeding is commenced against a Borrower and is not dismissed or stayed within thirty (30) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

          7.7 Other Agreements. If there is (i) a default or failure by a Borrower to perform any obligation in any agreement to which a Borrower (after the expiration of any grace or cure period applicable thereto) is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Million Dollars ($2,000,000.00) or that is reasonably likely to have a Material Adverse Effect or (ii) an Event of Default or an “event of default” or a “designated event” occurs under the Debentures.
          7.8 Subordinated Debt. If a Borrower makes any payment on account of Subordinated Debt, except to the extent such payment is allowed under any subordination agreement entered into with Bank;
          7.9 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Two Million Dollars ($2,000,000.00) shall be rendered against a Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days following the date specified for payment (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment);
          7.10 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document; or
          7.11 Guaranty. If the Guaranty ceases for any reason to be in full force and effect, or the Guarantor fails to perform any obligation under the Guaranty, or any misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth in the Guaranty or in any certificate delivered to Bank in connection with the Guaranty, or the Guarantor revokes or purports to revoke its obligations under the Guaranty, or if any of the circumstances or events described in any of Sections 7.3 through 7.10 occurs with respect to the Guarantor or its property.
8.	BANK’S RIGHTS AND REMEDIES.
          8.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrowers:
               (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 7.6, all Obligations shall become immediately due and payable without any action by Bank); and
               (b) Cease advancing money or extending credit to or for the benefit of a Borrower under this Agreement or under any other agreement between a Borrower and Bank.
          8.2 Right of Setoff; Deposit Accounts. Upon and after the occurrence of any Event of Default, Bank is hereby authorized by each Borrower, at any time and from time to time, (a) to set off against, and to appropriate and apply to the payment of, the obligations and liabilities of a Borrower under the Loan Documents (whether matured or unmatured, fixed or contingent or liquidated or unliquidated) any and all amounts owing by Bank to a Borrower (whether payable in U.S. Dollars or any other currency, whether matured or unmatured, and, in the case of deposits, whether general or special, time or demand and however evidenced) and (b) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such obligations and liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as Bank in its sole discretion may elect.
          8.3 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, each Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to: endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s. The appointment of Bank as each Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide advances hereunder is terminated.
          8.4 Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on a Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.
          8.5 Demand; Protest. Each Borrower waives demand, protest, notice of protest, dishonor, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which a Borrower may in any way be liable.
          8.6 Deposit Accounts.
               (a) Borrowers hereby grant to Bank a security interest in all deposit accounts, money market accounts, certificates of deposit, securities accounts, securities entitlements and any other accounts held by a Borrower or Borrowers at Bank or at Commerce Capital Markets, Inc., together with all property now or in the future held therein and all substitutions thereof, all interest paid thereon, and all other cash and noncash proceeds of the foregoing (collectively, the “Collateral”), as security for the prompt performance of the Obligations. Upon the occurrence and during the continuance of an Event of Default, Bank shall have the right to exercise all such rights as a secured party under the Code as it, in its sole judgment, shall deem necessary or appropriate, including, without limitation, the right to apply the Collateral against the Obligations.
               (b) If an Event of Default has occurred which is continuing, (i) Borrower shall have no further right to request Credit Extensions and (ii) Borrower authorizes Bank to hold balances maintained by a Borrower or Borrowers in accounts (including without limitation money market accounts, deposit accounts and securities accounts), securities entitlements and certificates of deposit at Bank up the aggregate outstanding balance of the Credit Extensions in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as any Obligations are outstanding.

9.	NOTICES.
     Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrowers or to Bank, as the case may be, at its addresses set forth below:

If to any Borrower:	c/o Safeguard Delaware, Inc.
103 Springer Building
3411 Silverside Road
Wilmington, DE 19810
Attn: Christopher J. Davis
FAX: (610) 293-0601

with a copy to:	Safeguard Scientifics, Inc.
435 Devon Park Drive
800 Building
Wayne, PA 19087
Attn: Steven J. Feder
Senior Vice President and General Counsel
FAX: (610) 482-9105

If to Bank:	Commerce Bank, N.A.
2005 Market Street, 2nd Floor
Philadelphia, PA 19103
Attention: Carl Kopfinger, Vice President
Telephone: (215) 282-2779
Telecopier: (215) 282-4032
e-mail: carl.kopfinger@yesbank.com

with a copy to:	Wolf, Block, Schorr and Solis-Cohen LLP
1650 Arch Street, 22nd Floor
Philadelphia, PA 19103
Attention: Elizabeth A. Grzywacz, Esquire
Telephone: (215) 977-2463
Telecopier: (215) 405-3906
e-mail: egrzywacz@wolfblock.com
     The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. A notice given to a party hereunder shall be effective regardless of whether a copy of such notice is given to any other Person.
10.	CO-BORROWERS
          10.1 Primary Obligation. This Agreement is a primary and original obligation of each Borrower and shall remain in effect notwithstanding future changes in conditions, including any change of law or any invalidity or irregularity in the creation or acquisition of any Obligations or in the execution or delivery of any agreement between Bank and any Borrower. Each Borrower shall be liable for existing and future Obligations as fully as if all of the Advances were advanced to such Borrower. Bank may rely on any certificate or representation made by any Borrower as made on behalf of, and binding on, all Borrowers, including without limitation Advance Request Forms and Compliance Certificates.
          10.2 Enforcement of Rights. Borrowers are jointly and severally liable for the Obligations and Bank may proceed against one or more of the Borrowers to enforce the Obligations without waiving its right to proceed against any of the other Borrowers.
          10.3 Borrowers as Agents. Each Borrower appoints the other Borrower as its agent with all necessary power and authority to give and receive notices, certificates or demands for and on behalf of both Borrowers, to act as disbursing agent for receipt of any Advances on behalf of each Borrower and to apply to Bank on behalf of each Borrower for Advances, any waivers and any consents. This authorization cannot be revoked, and Bank need not inquire as to each Borrower’s authority to act for or on behalf of Borrower.
          10.4 Subrogation and Similar Rights. Notwithstanding any other provision of this Agreement or any other Loan Document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating the Borrower to the rights of Bank under the Loan Documents) to seek contribution, indemnification, or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by the Borrower with respect to the Obligations in connection with the Loan Documents or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by the Borrower with respect to the Obligations in connection with the Loan Documents or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 10.4 shall be null and void. If any payment is made to a Borrower in contravention of this Section 10.4, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.
          10.5 Waivers of Notice. Each Borrower waives notice of acceptance hereof; notice of the existence, creation or acquisition of any of the Obligations; notice of an Event of Default; notice of the amount of the Obligations outstanding at any time; notice of intent to accelerate; notice of acceleration; notice of any adverse change in the financial condition of any other Borrower or of any other fact that might increase the Borrower’s risk; presentment for payment; demand; protest and notice thereof as to any instrument; default; and all other notices and demands to which the Borrower would otherwise be entitled. Each Borrower waives any defense arising from any defense of any other Borrower, or by reason of the cessation from any cause whatsoever of the liability of any other Borrower. Bank’s failure at any time to require strict performance by any Borrower of any provision of the Loan Documents shall not waive, alter or diminish any right of Bank thereafter to demand strict compliance and performance therewith. Nothing contained herein shall prevent Bank from foreclosing on the Lien of any deed of trust, mortgage or other security instrument, or exercising any rights available thereunder, and the exercise of any such rights shall not constitute a legal or equitable discharge of any Borrower. Each Borrower also waives any defense arising from any act or omission of Bank that changes the scope of the Borrower’s risks hereunder. Each Borrower hereby waives any right to assert against Bank any defense (legal or equitable), setoff, counterclaim, or claims that such Borrower individually may now or hereafter have against another Borrower or any other Person liable to Bank with respect to the Obligations in any manner or whatsoever.
          10.6 Intentionally Left Blank.
          10.7 Right to Settle, Release.
               (a) The liability of Borrowers hereunder shall not be diminished by (i) any agreement, understanding or representation that any of the Obligations is or was to be guaranteed by another Person or secured by other property, or (ii) any release or unenforceability, whether partial or total, of rights, if any, which Bank may now or hereafter have against any other Person, including another Borrower, or property with respect to any of the Obligations.
               (b) Without notice to any Borrower and without affecting the liability of any Borrower hereunder, Bank may (i) compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Obligations with respect to a Borrower, (ii) grant other indulgences to a Borrower in respect of the Obligations, (iii) modify in any manner any documents relating to the Obligations with respect to a Borrower, (iv) release, surrender or exchange any deposits or other property securing the Obligations, whether pledged by a Borrower or any other Person, or (v) compromise, settle, renew, or extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any guarantor, endorser or other Person who is now or may hereafter be liable with respect to any of the Obligations.
11.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.
     This Agreement shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Pennsylvania, without regard to principles of conflicts of law. Each Borrower and Bank hereby submit to the jurisdiction of the state and Federal courts located in the County of Philadelphia, Commonwealth of Pennsylvania for purposes of this Agreement. BORROWERS AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.
12.	GENERAL PROVISIONS.
          12.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by a Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to a Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.
          12.2 Indemnification. Borrowers shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and a Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.
          12.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.
          12.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
          12.5 Amendments in Writing, Integration. This Agreement cannot be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement, if any, are merged into this Agreement and the Loan Documents.
          12.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.
          12.7 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding. The obligations of Borrowers to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

SAFEGUARD DELAWARE, INC.
By:	/s/ STEVEN J. FEDER
	Name/Title:	Steven J. Feder
Vice President

SAFEGUARD SCIENTIFICS (DELAWARE), INC.
By:	/s/ STEVEN J. FEDER
	Name/Title:	Steven J. Feder
Vice President

COMMERCE BANK, N.A.
By:	/s/ CARL KOPFINGER
	Name/Title:	Carl Kopfinger
Vice President
(Signature Page to Loan Agreement)